STOCK  PURCHASE  AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into this 1st day of March, 2004, by and between Steve Pearson an individual, (hereinafter referred to as the "SELLER"), the owner of the shares of common stock of Del Mar Systems International, Inc., a California corporation (hereinafter referred to as "Del Mar"), and Network Installation Corp, a Nevada corporation (hereinafter referred to as the "PURCHASER");

     WITNESSETH:

     WHEREAS, the SELLER is the record owner and holder of an aggregate of one hundred (100) shares (the "Shares") which represents one-hundred percent (100%) of the issued and outstanding common stock of Del Mar.

     WHEREAS, the PURCHASER desires to purchase the Shares, and the SELLER desires to sell or cause to be sold the Shares, upon the terms and subject to the conditions herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Shares, it is hereby agreed as follows:

1.     CLOSING.

A. PROCEDURE FOR CLOSING. The closing of the transaction contemplated by this Agreement shall be held at the PURCHASER's offices on or about March 1, 2004, at 5:00 pm PST ("Closing Date") or such other place, date and time as the parties hereto may otherwise agree.

B. PURCHASE AND SALE OF DEL MAR STOCK. Upon the date set forth in this Agreement, and subject to the terms and conditions hereinafter set forth, the SELLER shall sell, convey and transfer, or cause to be sold, conveyed or transferred, that number of the Shares of the Corporation's Stock corresponding to 100% ownership of Del Mar on the Closing Date.

C. AMOUNT AND PAYMENT OF PURCHASE PRICE. The total consideration and method of payment thereof shall be one million dollars ($1,000,000) paid pursuant to the following; (i) PURCHASER shall issue to SELLER a five-hundred thousand dollar ($500,000) 12 month 5% promissory note ("Note") (attached as Exhibit A). Pursuant to the terms and conditions of the Note, PURCHASER shall pay to SELLER twelve (12) equal monthly cash "Installments" of forty two-thousand eight-hundred and four dollars ($42,804) and (ii) PURCHASER shall issue to SELLER five-hundred thousand dollars ($500,000) in value of shares of PURCHASER's common stock ("Stock"). The value and number of shares of Stock issued to PURCHASER shall be determined by using the average of the closing bid price of the Stock over the twenty trading days prior to the Closing Date. The initial Installment shall be paid on the Closing Date. The remaining eleven Installments shall be paid no later than the fifth business day of each month thereafter. The Stock shall be paid to SELLER no later than seven (7) days following the Closing Date.

     The PURCHASER and SELLER shall execute an Employment Agreement (attached as Exhibit B) whereby the SELLER shall remain in the employ of the PURCHASER for a period of no less than two years following the Closing Date.

2.     REPRESENTATIONS  AND  WARRANTIES  OF  SELLER.

SELLER  hereby  warrants  and  represents:

A. AUTHORITY RELATIVE TO THIS AGREEMENT. Except as otherwise stated herein, the SELLER has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further action is necessary by the SELLER to make this Agreement valid and binding upon SELLER and enforceable against them in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery and performance of this Agreement by the SELLER will not:

(i) constitute a breach or a violation of Del Mar's Certificate of Incorporation, By-Laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

(ii) constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or

(iii) result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

B. OWNERSHIP. All of such outstanding shares have been duly authorized, validly issued and are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding legally binding upon the Del Mar and were issued in compliance with all applicable laws and regulations.

C. REVENUES. SELLER represents and warrants that Del Mar will report net revenues of one-million and fifty-thousand dollars ($1,050,000) for the fiscal year ended December 31, 2003.

D. ASSETS & LIABILITIES. SELLER represents that all current assets of Del Mar including but not limited to cash and accounts receivables ("Assets") shall be liquidated by SELLER prior to the Closing Date or such reasonable time thereafter. SELLER Also represents that the Assets will not be transferred upon the sale of Del Mar. SELLER shall provide PURCHASER with a schedule of the balance of additional assets including but not limited to inventory (attached as Exhibit C) that shall be transferred to PURCHASER. SELLER also represents that within thirty days (30) or such reasonable time thereafter following the Closing Date, all Del Mar obligations and liabilities including but not limited to accounts payable, notes payable, payroll and applicable taxes ("Obligations") shall be completely satisfied by SELLER. SELLER shall provide PURCHASER with a complete schedule of Obligations (attached as Exhibit D) outstanding as of the Closing Date.

E. LAWSUITS, LIENS & TAXES. SELLER represents that to the best of SELLER's knowledge, that neither the SELLER nor Del Mar is currently the subject of any lawsuit threatened or filed. SELLER also represents that Del Mar is free from any liens or encumbrances. SELLER shall be soley responsible for all taxes which may be incurred by SELLER resulting from the receipt of consideration by SELLER pursuant to this Agreement.

F. BROKERAGE. The SELLER has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission from the as a result of the transactions contemplated hereunder.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. PURCHASER hereby warrants and represents:

A. AUTHORITY RELATIVE TO THIS AGREEMENT AND ANCILLARY DOCUMENTS. Except as otherwise stated herein, the PURCHASER has full power and authority to execute this Agreement, and carry out the transactions contemplated hereby and thereby and no further action is necessary by the PURCHASER to make this Agreement valid and binding upon PURCHASER and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the PURCHASER will not:

i. constitute a breach or a violation of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

ii. constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or

iii. result in the creation of any lien, charge or encumbrance upon its assets or properties except as stated herein.

B. BROKERAGE. The PURCHASER has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission from the as a result of the transactions contemplated hereunder.

C. TAXES. PURCHASER shall be soley responsible for all taxes which may be incurred by PURCHASER resulting from the receipt of consideration by PURCHASER pursuant to this Agreement.

4. EXPENSES. Each of the parties hereto shall pay its own expense in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts.

5. CLOSING DELIVERIES. At the Closing, the deliveries hereinafter specified shall be made by the respective parties hereto, in order to consummate the transactions contemplated hereby. A best efforts shall be made by both parties regarding deliveries by the Closing date or such reasonable time thereafter.

A.     DELIVERIES  BY SELLER.  SELLER shall deliver or caused to be delivered to
PURCHASER:

i. Stock certificates, and any and all other instruments of conveyance and transfer as required by Section 1(a) of this Agreement; and

ii. copies of all third party consents necessary to consummate the transaction contemplated herein, including Avaya, Inc. and Anthony Bros. Manufacturing.

B. DELIVERIES BY PURCHASER. PURCHASER shall deliver or caused to be delivered to SELLER:

i. the Purchase Price of this Agreement; and Stock certificates, and any and all other instruments of conveyance and transfer as required by Section 1(b) of this Agreement; and

ii. copies of all third party consents necessary to consummate the transaction contemplated herein.

6.     GENERAL.

A. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the parties to this Agreement covenants and agrees that its respective representations, warranties, covenants and statements and agreements contained in this Agreement and the exhibits hereto, and in any documents delivered in connection herewith, shall survive the Closing Date indefinitely. Except agreements between the PURCHASER and certain individual members of SELLER, and as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered in connection herewith, there are no other agreements, representations, warranties or covenants by or among the parties hereto with respect to the subject matter hereof.

B. WAIVERS. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein, therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

C. NOTICES. All notices, requests, demands and other communications, which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid:


To  SELLER:     Del  Mar  Systems  International,  Inc.
     ATT/Steve  Pearson,  President
     1611-A  S.  Rancho  Santa  Fe  Rd.
     San  Marcos,  CA  92069


To  PURCHASER:     Network  Installation  Corp.
     ATT/Michael  Cummings,  CEO
     18  Technology  Dr.,  Suite  140A
     Irvine,  CA  92618

or to such other address as such party shall have specified by notice in writing through Certified Mail to the other party.

E. ENTIRE AGREEMENT. This Agreement (including the exhibits hereto and all documents and papers delivered pursuant hereto and any written amendments hereof executed by the parties hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

F. SECTIONS AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

G. GOVERNING LAW. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of California. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Orange County, State of California. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which, the prevailing party may be entitled.

H. CONTRACTUAL PROCEDURES. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore, may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

I. CONFIDENTIALITY AND NON-DISCLOSURE: Except to the extent required by law, without the prior written consent, the undersigned will not make, and will each direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or to disclose or permit the disclosure of the existence of this transaction prior to closing.
J. AMENDMENT AND WAIVER. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, and (b) waive (i) any inaccuracies in representations by any other party, (ii) compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (iii) the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

K. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of whom shall for all purposes are deemed to be an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto, all on the date first above written.

PURCHASER
NETWORK  INSTALLATION  CORP.

/s/  Michael  Cummings
_____________________________________
Michael  Cummings,  President  &  CEO


SELLER
STEVE  PEARSON


/s/  Steve  Pearson
______________________________________